SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

                                 Amendment No. 1

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                        SECURITIES EXCHANGE ACT OF 1934



                             NEXTWAVE WIRELESS INC.
                                (Name of Issuer)

                     COMMON STOCK PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    65337Y102
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [  ] Rule 13d-1(b)

         [X ] Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 2 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Partners
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   1,517,456
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   1,517,456
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   1,517,456
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   1.6%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 3 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Institutional Partners, L.P.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   2,553,178
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   2,553,178
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   2,553,178
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   2.8%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 4 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         M. H. Davidson & Co.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   186,462
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                   186,462
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   186,462
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   0.2%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 5 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International, Ltd.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                                   British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   3,132,946
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   3,132,946
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   3,132,946
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   3.4%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   CO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 6 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Serena Limited
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Cayman Islands
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   104,323
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   104,323
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   104,323
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   0.1%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   CO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 7 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Event Driven Equities Fund LP
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   55,061
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   55,061
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   55,061
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   0.1%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 8 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Event Driven Equities International Ltd.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Cayman Islands
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   22,515
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   22,515
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   22,515
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   0.0%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   CO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 9 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Distressed Opportunities Fund LP
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   338,479
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   338,479
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   338,479
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   0.4%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 10 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Distressed Opportunities International Ltd.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Cayman Islands
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   659,198
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   659,198
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   659,198
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   0.7%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   CO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 11 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         MHD Management Co.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   1,517,456
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   1,517,456
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   1,517,456
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   1.6%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 12 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Advisers Inc.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   2,553,178
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   2,553,178
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   2,553,178
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   2.8%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   IA
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 13 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International Advisors, L.L.C.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   3,237,269
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   3,237,269
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   3,237,269
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   3.5%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   OO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 14 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Group LLC
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   393,540
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   393,540
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   393,540
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   0.4%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   OO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 15 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Management Partners LP
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   681,713
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   681,713
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   681,713
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   0.7%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   PN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 16 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Stillwater GP LLC
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   681,713
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   681,713
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   681,713
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   0.7%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   OO
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 17 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Thomas L. Kempner, Jr.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   166
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   8,570,550
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   166
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   8,570,550
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                         8,570,716
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   9.2%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 18 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Marvin H. Davidson
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   8,569,617
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   8,569,617
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   8,569,617
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   9.2%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 19 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Stephen M. Dowicz
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   8,569,617
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   8,569,617
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   8,569,617
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   9.2%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 20 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Scott E. Davidson
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   8,569,617
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   8,569,617
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   8,569,617
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   9.2%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 21 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Michael J. Leffell
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   8,569,617
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   8,569,617
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   8,569,617
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   9.2%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 22 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Timothy I. Levart
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United Kingdom & United States
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   8,569,617
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   8,569,617
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   8,569,617
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   9.2%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 23 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Robert J. Brivio, Jr.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   8,569,617
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   8,569,617
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   8,569,617
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   9.2%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 24 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Eric P. Epstein
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   8,569,617
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   8,569,617
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   8,569,617
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   9.2%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 25 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Anthony A. Yoseloff
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   8,569,617
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   8,569,617
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   8,569,617
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   9.2%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 26 OF 47


--------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Avram Z. Friedman
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
--------------------------------------------------------------------------------

NUMBER OF         (5)    SOLE VOTING POWER
                                   0
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)    SHARED VOTING POWER
                                   8,569,617
OWNED BY          --------------------------------------------------------------

EACH              (7)    SOLE DISPOSITIVE POWER
                                   0
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)    SHARED DISPOSITIVE POWER
                                   8,569,617
--------------------------------------------------------------------------------
         (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
                BY EACH REPORTING PERSON
                                   8,569,617
--------------------------------------------------------------------------------
         (10)   CHECK BOX IF THE AGGREGATE AMOUNT
                IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
--------------------------------------------------------------------------------
         (11)   PERCENT OF CLASS REPRESENTED
                BY AMOUNT IN ROW (9)
                                   9.2%
--------------------------------------------------------------------------------
         (12)   TYPE OF REPORTING PERSON
                                   IN
--------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 27 OF 47


--------------------------------------------------------------------------------


ITEM 1(a).      NAME OF ISSUER:

                Nextwave Wireless Inc. (the "Company")

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                12670 High Bluff Drive
                San Diego, CA 92130

ITEM 2(a).      NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

                (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                (iii)    M. H. Davidson & Co., a New York limited partnership
                         ("CO");

                (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

                (v)      Serena Limited, a Cayman Islands corporation
                         ("Serena");

                (vi) Davidson Kempner Event Driven Equities Fund LP, a Delaware limited partnership ("EDEF");

                (vii) Davidson Kempner Event Driven Equities International Ltd., a Cayman Islands corporation ("EDEI");

                (viii) Davidson Kempner Distressed Opportunities Fund LP, a Delaware limited partnership ("DKDOF");

                (ix) Davidson Kempner Distressed Opportunities International Ltd., a Cayman Islands corporation ("DKDOI");

                (x) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

                (xi) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

                (xii) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA"); and

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 28 OF 47

                (xiii) DK Group LLC, a Delaware limited liability company and the general partner of EDEF and DKDOF ("DKG");

                (xiv) DK Management Partners LP, a Delaware limited partnership and the investment manager of EDEI and DKDOI ("DKMP");

                (xv) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

                (xvi) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS, and along with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert
                         J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman are limited partners of DKMP.

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).      CITIZENSHIP:

                (i)     DKP - a New York limited partnership

                (ii)    DKIP - a Delaware limited partnership

                (iii)   CO - a New York limited partnership

                (iv)    DKIL - a British Virgin Islands corporation

                (v)     Serena - a Cayman Islands corporation

                (vi)    EDEF - a Delaware limited partnership

                (vii)   EDEI - a Cayman Islands corporation

                (viii)  DKDOF - a Delaware limited partnership

                (ix)    DKDOI - a Cayman Islands corporation

                (x)     MHD - a New York limited partnership

                (xi)    DKAI - a New York corporation

                (xii)   DKIA - a Delaware limited liability company

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 29 OF 47

                (xiii)  DKG - a Delaware limited liability company

                (xiv)   DKMP - a Delaware limited partnership

                (xv)    DKS - a Delaware limited liability company

                (xvi)   Thomas L. Kempner, Jr. - United States

                (xvii)  Marvin H. Davidson - United States

                (xviii) Stephen M. Dowicz - United States

                (xix)   Scott E. Davidson - United States

                (xx)    Michael J. Leffell - United States

                (xxi)   Timothy I. Levart - United Kingdom & United States

                (xxii)  Robert J. Brivio, Jr. - United States

                (xxiii) Eric P. Epstein - United States

                (xxiv)  Anthony A. Yoseloff - United States

                (xxv)   Avram Z. Friedman - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

         COMMON STOCK PAR VALUE $0.001 PER SHARE

ITEM 2(e).  CUSIP NUMBER:

         65337Y102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                (a) [ ] Broker or dealer registered under Section 15 of the Act;

                (b) [ ]   Bank as defined in Section 3(a)(6) of the Act;

                (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

                (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

                (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940:
                          see Rule 13d-1(b)(1)(ii)(E);

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 30 OF 47

                (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
                          see Rule 13d-1(b)(1)(ii)(F);

                (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

                (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

                (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

         The Principals may be deemed to beneficially own an aggregate of 8,569,617 Shares as a result of their voting and dispositive power over the 8,569,617 Shares beneficially owned by DKP, DKIP, DKIL, Serena, CO, EDEF, EDEI, DKDOF and DKDOI.(1)

         DKIA may be deemed to beneficially own the 3,132,946 Shares beneficially owned by DKIL and the 104,323 Shares beneficially owned by Serena as a result of its voting and dispositive power over those Shares. DKAI may be deemed to beneficially own the 2,553,178 Shares beneficially owned by DKIP as a result of its voting and dispositive power over those Shares. MHD may be deemed to beneficially own the 1,517,456 Shares beneficially owned by DKP as a result of its voting and dispositive power over those Shares. DKG may be deemed to beneficially own the 338,479 Shares beneficially owned by DKDOF and the 55,061 shares beneficially owned by EDEF as a result of its voting and dispositive power over those Shares. DKMP and DKS may be deemed to beneficially own the 659,198 Shares beneficially owned by DKDOI and the 22,515 shares beneficially owned by EDEI as a result of their voting and dispositive power over those Shares.

         In addition, Mr. Kempner may be deemed to beneficially own the following Shares: Thomas L. Kempner, Jr. Individual Retirement Account ("IRA"), as to 166 Shares; Katheryn C. Patterson ("Patterson"), as to 683 Shares; Katheryn C. Patterson Individual Retirement Account ("Patterson IRA"), as to 250 Shares. Patterson is Mr. Kempner's spouse.

         A. DKP

            (a) Amount beneficially owned: 1,517,456

            (b) Percent of class: 1.6%

            (c) Number of shares as to which such person has:

-------------------------------
1 The following foundations and trusts hold securities of the issuer and were established by the Principals: Thomas L. Kempner Jr. Foundation Inc. (1,100); Thomas Kempner and Thomas L. Kempner Jr. Trustees U/A/D FBO Thomas Nathaniel Kempner (16); Thomas L. Kempner, Thomas L. Kempner Trustees U/A/D FBO Trevor M. Kempner (33); John Freund and Mada Lyn Ciocca Trustees U/A/D FBO Jessica Kempner
(33). The securities held by the trusts and foundations are not included with the holdings of the Principals on this Schedule 13G. The Reporting Persons disclaim beneficial ownership over these Shares pursuant to Section 16 of the Securities Exchange Act of 1934.

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 31 OF 47

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 1,517,456

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      1,517,456

         B. DKIP

            (a) Amount beneficially owned: 2,553,178

            (b) Percent of class: 2.8%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,553,178

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,553,178

         C. CO

            (a) Amount beneficially owned: 186,462

            (b) Percent of class: 0.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 186,462

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      186,462

         D. DKIL

            (a) Amount beneficially owned: 3,132,946

            (b) Percent of class: 3.4%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote:
                      3,132,946

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 32 OF 47

                (iii) sole power to dispose or to direct the disposition: 0

                (iv) shared power to dispose or to direct the disposition:
                     3,132,946

         E. Serena

            (a) Amount beneficially owned: 104,323

            (b) Percent of class: 0.1%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 104,323

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      104,323

         F. EDEF

            (a) Amount beneficially owned: 55,061

            (b) Percent of class: 0.1%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 55,061

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      55,061

         G. EDEI

            (a) Amount beneficially owned: 22,515

            (b) Percent of class: 0.0%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 22,515

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      22,515

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 33 OF 47

         H. DKDOF

            (a) Amount beneficially owned: 338,479

            (b) Percent of class: 0.4%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 338,479

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      338,479

         I. DKDOI

            (a) Amount beneficially owned: 659,198

            (b) Percent of class: 0.7%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 659,198

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      659,198

         J. MHD

            (a) Amount beneficially owned: 1,517,456

            (b) Percent of class: 1.6%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 1,517,456

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      1,517,456

         K. DKAI

            (a) Amount beneficially owned: 2,553,178

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 34 OF 47

            (b) Percent of class: 2.8%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,553,178

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,553,178

         L. DKIA

            (a) Amount beneficially owned: 3,237,269

            (b) Percent of class: 3.5%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 3,237,269

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      3,237,269

         M. DKG

            (a) Amount beneficially owned: 393,540

            (b) Percent of class: 0.4%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 393,540

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      393,540

         N. DKMP

            (a) Amount beneficially owned: 681,713

            (b) Percent of class: 0.7%

            (c) Number of shares as to which such person has:

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 35 OF 47

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 681,713

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      681,713

         O. DKS

            (a) Amount beneficially owned: 681,713

            (b) Percent of class: 0.7%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 681,713

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      681,713

         N. Thomas L. Kempner, Jr.

            (a) Amount beneficially owned: 8,570,716

            (b) Percent of class: 9.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 166

                (ii)  shared power to vote or to direct the vote: 8,570,550

                (iii) sole power to dispose or to direct the disposition: 166

                (iv)  shared power to dispose or to direct the disposition:
                      8,570,550

         P. Marvin H. Davidson

            (a) Amount beneficially owned: 8,569,617

            (b) Percent of class: 9.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 8,569,617

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 36 OF 47

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      8,569,617

         Q. Stephen M. Dowicz

            (a) Amount beneficially owned: 8,569,617

            (b) Percent of class: 9.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 8,569,617

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      8,569,617

         R. Scott E. Davidson

            (a) Amount beneficially owned: 8,569,617

            (b) Percent of class: 9.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 8,569,617

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      8,569,617

         S. Michael J. Leffell

            (a) Amount beneficially owned. 8,569,617

            (b) Percent of class: 9.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 8,569,617

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      8,569,617

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 37 OF 47

         T. Timothy I. Levart

            (a) Amount beneficially owned: 8,569,617

            (b) Percent of class: 9.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 8,569,617

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      8,569,617

         U. Robert J. Brivio, Jr.

            (a) Amount beneficially owned: 8,569,617

            (b) Percent of class: 9.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 8,569,617

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      8,569,617

         V. Eric P. Epstein

            (a) Amount beneficially owned: 8,569,617

            (b) Percent of class: 9.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 8,569,617

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      8,569,617

         W. Anthony A. Yoseloff

            (a) Amount beneficially owned: 8,569,617

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 38 OF 47

            (b) Percent of class: 9.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 8,569,617

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      8,569,617

         X. Avram Z. Friedman

            (a) Amount beneficially owned: 8,569,617

            (b) Percent of class: 9.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 8,569,617

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      8,569,617



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Item 4.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 39 OF 47

         Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 40 OF 47

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2008           DAVIDSON KEMPNER PARTNERS
                                    By: MHD Management Co.,
                                    its General Partner

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Managing Partner

                                    DAVIDSON KEMPNER INSTITUTIONAL
                                    PARTNERS, L.P.
                                    By: Davidson Kempner Advisers Inc.,
                                    its General Partner

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: President

                                    M.H. DAVIDSON & CO.

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Managing Partner

                                    DAVIDSON KEMPNER INTERNATIONAL,
                                    LTD.
                                    By: Davidson Kempner International Advisors,
                                    L.L.C.,
                                    its Investment Manager

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    SERENA LIMITED
                                    By: Davidson Kempner International Advisors,
                                    L.L.C.,
                                    its Investment Manager

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 41 OF 47


                                    DAVIDSON KEMPNER EVENT DRIVEN
                                    EQUITIES FUND LP
                                    By:  DK Group LLC,
                                    its General Partner

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER EVENT DRIVEN
                                    EQUITIES INTERNATIONAL LTD.
                                    By:  DK Management Partners LP,
                                    its Investment Manager
                                    By:  DK Stillwater GP LLC, its general
                                    partner

                                    DAVIDSON KEMPNER DISTRESSED
                                    OPPORTUNITIES FUND LP
                                    By:  DK Group LLC
                                    its General Partner

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER DISTRESSED
                                    OPPORTUNITIES INTERNATIONAL LTD.
                                    By:  DK Management Partners LP
                                    its Investment Manager
                                    By:  DK Stillwater GP LLC, its general
                                    partner

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    MHD MANAGEMENT CO.

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Managing Partner

                                    DAVIDSON KEMPNER ADVISERS INC.

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: President

                                    DAVIDSON KEMPNER INTERNATIONAL

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 42 OF 47

                                    ADVISORS, L.L.C.

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DK GROUP LLC

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member




                                    DK MANAGEMENT PARTNERS LP
                                    By:  DK Stillwater GP LLC, its general
                                    partner

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DK STILLWATER GP LLC

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Thomas L. Kempner, Jr.

                                    /S/ MARVIN H. DAVIDSON
                                    -----------------------------------
                                    Marvin H. Davidson

                                    /S/ STEPHEN M. DOWICZ
                                    -----------------------------------
                                    Stephen M. Dowicz

                                    /S/ SCOTT E. DAVIDSON
                                    -----------------------------------
                                    Scott E. Davidson

                                    /S/ MICHAEL J. LEFFELL
                                    -----------------------------------
                                    Michael J. Leffell

                                    /S/ TIMOTHY I. LEVART
                                    -----------------------------------
                                    Timothy I. Levart

                                    /S/ ROBERT J. BRIVIO, JR.
                                    -----------------------------------
                                    Robert J. Brivio, Jr.

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 43 OF 47

                                    /S/ ERIC P. EPSTEIN
                                    -----------------------------------
                                    Eric P. Epstein

                                    /S/ ANTHONY A. YOSELOFF
                                    -----------------------------------
                                    Anthony A. Yoseloff

                                    /S/ AVRAM Z. FRIEDMAN
                                    -----------------------------------
                                    Avram Z. Friedman

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 44 OF 47


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 14, 2008           DAVIDSON KEMPNER PARTNERS
                                    By: MHD Management Co.,
                                    its General Partner

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Managing Partner

                                    DAVIDSON KEMPNER INSTITUTIONAL
                                    PARTNERS, L.P.
                                    By: Davidson Kempner Advisers Inc.,
                                    its General Partner

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: President

                                    M.H. DAVIDSON & CO.

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Managing Partner

                                    DAVIDSON KEMPNER INTERNATIONAL,
                                    LTD.
                                    By: Davidson Kempner International Advisors,
                                    L.L.C.,
                                    its Investment Manager

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 45 OF 47

                                    SERENA LIMITED
                                    By: Davidson Kempner International Advisors,
                                    L.L.C.,
                                    its Investment Manager

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER EVENT DRIVEN
                                    EQUITIES FUND LP
                                    By:  DK Group LLC,
                                    its General Partner

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER EVENT DRIVEN
                                    EQUITIES INTERNATIONAL LTD.
                                    By:  DK Management Partners LP,
                                    its Investment Manager
                                    By:  DK Stillwater GP LLC, its general
                                    partner

                                    DAVIDSON KEMPNER DISTRESSED
                                    OPPORTUNITIES FUND LP
                                    By:  DK Group LLC
                                    its General Partner

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DAVIDSON KEMPNER DISTRESSED
                                    OPPORTUNITIES INTERNATIONAL LTD.
                                    By:  DK Management Partners LP
                                    its Investment Manager
                                    By:  DK Stillwater GP LLC, its general
                                    partner

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    MHD MANAGEMENT CO.

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Managing Partner

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 46 OF 47

                                    DAVIDSON KEMPNER ADVISERS INC.

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: President

                                    DAVIDSON KEMPNER INTERNATIONAL ADVISORS,
                                    L.L.C.

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member


                                    DK GROUP LLC

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DK MANAGEMENT PARTNERS LP
                                    By:  DK Stillwater GP LLC, its general
                                    partner

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    DK STILLWATER GP LLC

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------
                                    Thomas L. Kempner, Jr.

                                    /S/ MARVIN H. DAVIDSON
                                    -----------------------------------
                                    Marvin H. Davidson

                                    /S/ STEPHEN M. DOWICZ
                                    -----------------------------------
                                    Stephen M. Dowicz

                                    /S/ SCOTT E. DAVIDSON
                                    -----------------------------------
                                    Scott E. Davidson

                                    /S/ MICHAEL J. LEFFELL
                                    -----------------------------------
                                    Michael J. Leffell

Schedule 13G/A
CUSIP No. 65337Y102                                               PAGE 47 OF 47

                                    /S/ TIMOTHY I. LEVART
                                    -----------------------------------
                                    Timothy I. Levart

                                    /S/ ROBERT J. BRIVIO, JR.
                                    -------------------------
                                    Robert J. Brivio, Jr.

                                    /S/ ERIC P. EPSTEIN
                                    -----------------------------------
                                    Eric P. Epstein

                                    /S/ ANTHONY A. YOSELOFF
                                    -----------------------------------
                                    Anthony A. Yoseloff

                                    /S/ AVRAM Z. FRIEDMAN
                                    -----------------------------------
                                    Avram Z. Friedman